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								Exhibit 99.1



FOR IMMEDIATE RELEASE                      Analyst Contact:   Dale A. Thatcher
---------------------                                         (513) 867-3034
					   Media Contact:     Cindy Denney
							      (513) 867-3695

		    OHIO CASUALTY ANTICIPATES SECOND
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			QUARTER OPERATING LOSS
			----------------------

HAMILTON, Ohio, July 13, 1999 --- Ohio Casualty today announced that as a
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result of severe weather, the Corporation is expected to post an operating loss for the quarter ended June 30, 1999. The devastating tornadoes in Cincinnati and Oklahoma City have developed to total $17.9 million in net losses for the Company. The Cincinnati tornadoes struck on April 9 and resulted in net losses of $9.6 million. The Oklahoma City tornadoes struck almost a month later on May 3 resulting in net losses of $8.3 million. Gross losses from the two events totaled $25.8 million. Second quarter catastrophe losses are expected to total approximately $23.8 million net of reinsurance or
6.3 points on the combined ratio, making it the second worst quarter in the Corporation's history.

	In other unrelated developments, the Corporation has completed a strategic asset reallocation of its investment portfolio. A combination of share repurchases and outstanding growth in the equity portfolio caused the relationship of asset classes to fall outside the Corporation's long-standing investment guidelines. The Corporation responded by selling approximately $200 million in equity securities during the quarter for a realized gain of approximately $145 million before tax or $1.54 per split-adjusted share after tax. The after-tax proceeds have been invested in fixed income instruments which we anticipate will increase investment income in subsequent quarters. According to CFO Barry Porter, "This brings our equity portfolio down to $700 million and rebalances our asset allocation in line with our historical investment posture. Given the robust equity valuations in the second quarter, we felt it an appropriate time to make the adjustment. We remain committed to our historical investment philosophy and risk profile which have served us so well for so long. Underwriting losses in the quarter and certain tax-loss carryforwards will mitigate, somewhat, the incurred capital gains tax liability."

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	Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business including the forcasted results described herein and the results of the acquisition described herein, include the following:
changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit;
changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; year 2000 issues; and general economic and market conditions.

	On December 1, 1998 a subsidiary of Ohio Casualty Group completed the acquisition of substantially all of the Commercial Lines Division of Great American Insurance Company. This acquisition places Ohio Casualty among the top 40 property and casualty insurance groups in the United States. The combined organization offers businesses and individuals a range of property-casualty products. Ohio Casualty Group is active in more than 40 states, operates primarily through the independent agency system, and has assets of approximately $5 billion. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS, and through 1999, has increased shareholder dividends for 53 consecutive years.

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